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Exhibit 3.2

                   CERTIFICATE OF ELIMINATION
                               OF
         SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                  ($.00001 PAR VALUE PER SHARE)
                               OF
                   SA TELECOMMUNICATIONS, INC.
                      ____________________

                Pursuant to Section 151(g) of the
                 General Corporation Law of the
                        State of Delaware
                      ____________________


     SA TELECOMMUNICATIONS, INC., a Delaware corporation (the
"Corporation"), pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: A Certificate of Designations, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock, par value $.00001 per share (the "Series B Preferred"), was previously filed with the Secretary of State of the State of Delaware, which such Certificate established certain rights, preferences and privileges of such shares of Series B Preferred and authorized the issuance thereof.

     SECOND: No shares of the Series B Preferred are currently outstanding.

     THIRD: The Board of Directors of the Corporation has adopted the resolutions attached as Appendix A hereto providing for the retirement and cancellation of said shares of Series B Preferred.

     FOURTH: No such shares of Series B Preferred will be issued subject to the Certificate of Designations previously filed with respect to such series of stock.

     FIFTH: Upon the effectiveness of this Certificate of Elimination, the Series B Preferred shall be deemed retired and all matters set forth in the Certificate of Designations with respect to such series of stock shall be deemed eliminated from the Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, said SA Telecommunications, Inc. has caused this Certificate to be signed by Jack W. Matz, Jr., its Chairman and Chief Executive Officer, and attested to by Lynn H.
Johnson, its Secretary, this 28th day of June, 1996.

                              SA TELECOMMUNICATIONS, INC.

ATTEST:
                              By:  /s/ Jack W. Matz, Jr.
                                   ----------------------------
                                   Jack W. Matz, Jr.
/s/ Lynn H. Johnson                Chairman and Chief Executive
- -------------------------          Officer
Lynn H. Johnson
Secretary

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                             ANNEX A

     WHEREAS, the Certificate of Incorporation of the Corporation provides that the Corporation shall have the authority to issue
12,500,000 shares of preferred stock, par value $0.00001 per share (the "Preferred Stock");

     WHEREAS, the Certificate of Incorporation of the Corporation also provides that the Board of Directors is authorized to provide for the issuance of the Preferred Stock in one or more series and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series;

     WHEREAS, pursuant to that Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock filed with the Delaware Secretary of State on August 1, 1995 (the "Certificate of Designation"), the Board of Directors approved and authorized a series of 250,000 shares of Preferred Stock of the Corporation, known and designated as Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock");

     WHEREAS, certain shares of the Series B Preferred Stock were issued and later redeemed pursuant to the Certificate of Incorporation of the Corporation and the General Corporation Law of the State of Delaware.

     NOW, THEREFORE, BE IT RESOLVED, that upon redemption of the Series B Preferred Stock of the Corporation, the Corporation should, and hereby does, retire the Series B Preferred Stock; and be it

     FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, directed and empowered by and on behalf of the Corporation to execute, acknowledge and file a Certificate of Elimination of the Series B Preferred Stock with the Delaware Secretary of State; and be it

     FURTHER RESOLVED, that when such Certificate becomes effective, it shall have the effect of amending the Certificate of Incorporation of the Corporation so as to eliminate from the Certificate of Incorporation all references to the Series B
Preferred Stock; and be it

     FURTHER RESOLVED, that in addition to and without limiting the foregoing, the appropriate officers of this Corporation be, and each of them hereby is, authorized, empowered and directed to take or cause to be taken, such further action and to execute and deliver, or cause to be executed and delivered, for and in the name and on behalf of this Corporation, all such instruments and documents as such proper officer may deem appropriate in order to effect the purpose and intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be, by or under the direction of any authorized officer), and all action heretofore taken by the officers of the Corporation in connection with the subject of the foregoing resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of this Corporation.